Exhibit 99

Attachment A

Joint Filer Information

1.	Name and Address of Reporting Person

	Time Warner Inc.

2.	Issuer Name and Ticker or Trading Symbol

      CEC Entertainment, Inc. (CEC)

4.  	Statement for Month/Day/Year

	10/31/2003


This Form 4 is being filed on behalf of both Time Warner Inc. ("Time Warner")and Warner Communications Inc. ("WCI"), a wholly owned subsidiary of Time Warner. The designated filer of this Form 4 is Time Warner. WCI's address is 75 Rockefeller Plaza, New York, NY 10019.

Warner Communications Inc.



/s/	Brenda C. Karickhoff
By:	Brenda C. Karickhoff
Its:	Vice President